SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2010

RAFAELLA APPAREL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138342	20-2745750
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
formation)

1411 Broadway

New York, New York 10018

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (212) 403-0300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events

On February 22, 2010, Rafaella Apparel Group, Inc. (the “Company”) commenced a debt tender offer (“Tender Offer”) to purchase up to approximately 51% of its outstanding 11-¼% Senior Secured Notes due 2011 (the “Notes”).  The consummation of the Tender Offer was conditioned upon, among other conditions, the valid tender by holders of Notes with a minimum aggregate principal amount at maturity of $17,975,000 (the “Minimum Tender Amount”).  At 11:59 p.m., New York City time, on March 19, 2010 the Tender Offer expired and the Minimum Tender Amount of Notes was not tendered.  Consequently, the Company did not purchase any Notes pursuant to the Tender Offer.

In connection with the Tender Offer, on February 22, 2010, the Company also entered into an agreement (the “Amended and Restated Credit Agreement”) with HSBC Bank USA, National Association (“HSBC”) to amend and restate that certain credit agreement (the “Original Credit Agreement”), dated June 20, 2005, by and among HSBC, as agent and lender, the other lenders signatory thereto from time to time, the Company, the other loan parties signatory thereto and Cerberus Capital Management, L.P., as the Term Lender (the “Term Lender”).  The closing of the Amended and Restated Credit Agreement was subject to, among other things, the consummation of the Tender Offer in accordance with its terms.  As noted above, the Tender Offer was not consummated, as the Minimum Tender Amount was not satisfied, and accordingly, a closing did not occur with respect to the Amended and Restated Credit Agreement and the Company’s Original Credit Agreement remains in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

Rafaella Apparel Group, Inc.

By:	/s/ Lance D. Arneson
Lance D. Arneson
Chief Financial Officer

Dated:  March 22, 2010